Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACCOUNTABILITIES, INC.,

CORPORATE RESOURCE SERVICES, INC.

AND

ACBT MERGER CO., INC.

DATED AS OF FEBRUARY 23, 2010

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of February 23, 2010, by and among Accountabilities, Inc., a Delaware corporation (the “Company”), Corporate Resource Services, Inc., a Delaware corporation (“CRS”) and a direct, wholly owned subsidiary of the Company, and ACBT Merger Co., Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of CRS.

PRELIMINARY STATEMENTS

1.         As of the date hereof, the Company’s authorized capital stock consists of one-hundred million (100,000,000) shares, of which (i) ninety-five million (95,000,000) shares are designated common stock, par value $.0001 per share (the “Company Common Stock”), and (ii) five million (5,000,000) shares are designated preferred stock, par value $.0001 per share (the “Company Preferred Stock”).  As of February 12, 2010, 26,020,000 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding.

2.         As of the date hereof, CRS’ authorized capital stock consists of one-hundred million (100,000,000) shares, of which (i) ninety-five million (95,000,000) shares are designated common stock, par value $.0001 per share (the “CRS Common Stock”), and (ii) five million (5,000,000) shares are designated preferred stock, par value $.0001 per share (the “CRS Preferred Stock”).  As of the date hereof, one hundred (100) shares of CRS Common Stock were issued and outstanding and owned by the Company and no shares of CRS Preferred Stock were issued and outstanding.

3.         As of the date hereof, Merger Sub’s authorized capital stock consists of two hundred (200) shares of common stock, par value $.01 per share (the “Merger Sub Common Stock”), of which one hundred (100) shares are issued and outstanding on the date hereof and owned by CRS.

4.         The designations, rights and preferences, and the qualifications, limitations and restrictions of the CRS Common Stock are the same as those of the Company Common Stock.

5.         The Amended and Restated Certificate of Incorporation of CRS and the By-laws of CRS in effect immediately prior to the Effective Time (as defined below) contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and By-laws of the Company (the “Company By-laws”) in effect immediately before the Effective Time, other than as permitted or required by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”).

6.         The directors of CRS at the Effective Time of the Merger will be the same individuals as the directors of the Company immediately prior to the Effective Time of the Merger (as hereinafter defined).

7.         CRS and Merger Sub are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

8.         The Company desires to create a new holding company structure by merging Merger Sub with and into the Company, with (a) the Company continuing as the surviving corporation of such merger and (b) each outstanding share (or any fraction thereof) of Company Common Stock being converted in such merger into a like number of shares of CRS Common Stock, all in accordance with the terms of this Agreement (the “Merger”).

9.         (a) The boards of directors of CRS, Merger Sub and the Company, (b) the Company, in its capacity as the sole stockholder of CRS, and (c) CRS, in its capacity as the sole stockholder of Merger Sub, have each approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, CRS and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

1.1       The Merger.  In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  At the Effective Time, the effects of the Merger shall be as provided in Section 259 of the DGCL.

1.2       Effective Time.  As soon as practicable following the execution of this Agreement, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the date hereof.  The Merger shall become effective at 11:59 P.M. Eastern Standard Time on the date of the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”).

1.3       Certificate of Incorporation.  From and after the Effective Time, the Company Charter shall be amended and restated in its entirety in the form attached hereto as Exhibit A, and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

1.4       By-Laws.  From and after the Effective Time, the Company By-laws, as in effect immediately prior to the Effective Time, shall constitute the By-laws of the Surviving Corporation (the “Surviving Corporation By-laws”) until thereafter amended as provided therein or by the DGCL.

1.5       Directors.  The directors of the Company in office immediately prior to the Effective Time shall automatically become the directors of the Surviving Corporation as of the Effective Time and will continue to hold office from and after the Effective Time until their

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successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation By-laws, or as otherwise provided by law.

1.6       Officers.  The officers of the Company in office immediately prior to the Effective Time shall automatically become the officers of the Surviving Corporation as of the Effective Time and will continue to hold office from and after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation By-laws, or as otherwise provided by law.

ARTICLE II

CONVERSION OF SECURITIES.

2.1       Conversion of Company Common Stock and Company Rights.  At the Effective Time, by virtue of the Merger and without any action on the part of CRS, Merger Sub, the Company or any holder thereof, each share of Company Common Stock (or fraction of a share of Company Common Stock) issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share (or equal fraction of a share) of CRS Common Stock, provided that each share of Company Common Stock that is restricted under the Accountabilities, Inc. Equity Incentive Plan or otherwise immediately prior to the Effective Time, whether or not then vested, shall be converted into a restricted share of CRS Common Stock, restricted on substantially the same terms and conditions (including, without limitation, the vesting schedule) as applied to such share of restricted Company Common Stock immediately prior to the Effective Time.

2.2       Conversion of Merger Sub Common Stock.  At the Effective Time each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation.

2.3       Cancellation of CRS Common Stock.  At the Effective Time, each share of CRS Common Stock that is owned by the Company immediately prior to the Merger shall automatically be canceled and retired and shall cease to exist.

2.4       Rights of Certificate Holders.  From and after the Effective Time, holders of certificates formerly evidencing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; except, however, that such holders shall have the rights set forth in Section 2.5 below.

2.5       No Surrender of Certificates.  Until thereafter surrendered for transfer or exchange, each outstanding stock certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of CRS Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Section 2.1 above.

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2.6       Conversion of Company Warrants.

(a)        At the Effective Time, each warrant to purchase shares of Company Common Stock which is then outstanding and unexercised (a “Company Warrant”) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an warrant to acquire, under the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, shares of CRS Common Stock, and CRS shall assume each Company Warrant and each warrant agreement pursuant to which such Company Warrant was granted.  The number of shares of CRS Common Stock purchasable upon exercise of such Company Warrant shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Warrant immediately prior to the Effective Time. The terms of each Company Warrant shall, in accordance with its terms, be subject to adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to CRS Common Stock on or subsequent to the Effective Time.

(b)        CRS has reserved for issuance a sufficient number of shares of CRS Common Stock necessary to satisfy CRS’ obligations under Section 2.6(a).

2.7       Conversion of Company Note.

(a)        At the Effective Time, the 1% per month convertible note issued on January 31, 2008 to NGA, Inc. in the amount of $100,000 (the “Company Note”) shall cease to be convertible into shares of Company Common Stock and shall be convertible, under the same terms and conditions as were applicable to such Company Note immediately prior to the Effective Time, into shares of CRS Common Stock.  The number of shares of CRS Common Stock issuable upon conversion of the Company Note shall be equal to the number of shares of Company Common Stock that were issuable under the Company Note immediately prior to the Effective Time.

(b)        CRS has reserved for issuance a sufficient number of shares of CRS Common Stock necessary to satisfy CRS’ obligations under Section 2.7(a).

ARTICLE III

COVENANTS

3.1       Stock Option Plans.  The Company and CRS shall take or cause to be taken all actions necessary or desirable in order for CRS to assume the Accountabilities, Inc. Equity Incentive Plan and any agreement pursuant to which the restricted stock awards of Company Common Stock were granted.

3.2       Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to

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execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE IV

TERMINATION AND AMENDMENT

4.1       Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the board of directors of the Company, CRS or Merger Sub if it is determined that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders.  In the event of such termination and abandonment, this Agreement shall become void and neither the Company, CRS or Merger Sub nor their respective stockholders, directors or officers shall have any liability or rights with respect to such termination and abandonment.

4.2       Amendments.  This Agreement may be supplemented, amended or modified by the mutual consent of the boards of directors of the parties to this Agreement; provided, however, that, any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the DGCL.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

5.2       Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

5.3       Entire Agreement.  This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, CRS, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by the respective officers thereunto duly authorized.

ACCOUNTABILITIES, INC.
By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer
CORPORATE RESOURCE SERVICES, INC.
By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer
ACBT MERGER CO., INC.
By:	/s/ John Messina
Name: John Messina
Title: President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of the Surviving Company

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACCOUNTABILITIES, INC.

ARTICLE I

The name of the corporation is: ACCOUNTABILITIES, INC. (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

ARTICLE III

The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The registered agent in charge thereof is The Corporation Service Company.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of which Five Million (5,000,000) shares shall be Preferred Stock, par value $.0001 per share, and Ninety Five Million (95,000,000) shall be Common Stock, par value $.0001 per share. The voting power, designations, preferences and relative participating option or other special qualifications, limitations or restrictions are set forth hereinafter:

1.         Preferred Stock

(a)        The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subarticle 1(b) of this Article IV.

(b)        Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to (viii) inclusive;

(i)         the number of shares to constitute such series, and the distinctive designations thereof;

(ii)        the voting powers, full or limited, if any, of such series;

(iii)       the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

(iv)       the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

(v)        the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

(vi)       the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(vii)      the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange; and

(viii)      any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future  series shall be subject.

(c)        The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

2.         Common Stock

(a)        After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph 1 of this Article IV), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of same as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph 1 of this Article IV), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph 1 of this Article IV, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(b)        After distribution in full of the preferential amount (fixed in accordance with the Provisions of Paragraph 1 of this Article IV), if any, to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Common Stock shall, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph 1 of this Article IV) be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

(c)        Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph 1 of this Article IV, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

3.         Other Provisions Related To Shares Of Stock:

(a)        No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

(b)        The powers and rights of Common Stock shall be subordinated to the powers, preferences and rights of the holders of Preferred Stock. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph 1 of this Article IV and the consent, by class or series, vote or otherwise, of the holders of such of the series as are from time to time outstanding Preferred Stock as for the issuance by the Board shall not be required Directors of any other series of rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph 1 of this Article IV that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(c)        Subject to the provisions of subparagraph (b) of this Paragraph 3 of this Article IV, shares of any series of Preferred Stock may be authorized or issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

(d)        Shares of Common stock may be issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the board of Directors in its sole discretion.

(e)        The authorized number of shares of Common Stock and of Preferred Stock Preferred Stock may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the corporation entitled to vote thereon.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article VI by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

ARTICLE VII

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article VII. The right to indemnification under this Article VII shall be a contractual right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VII or otherwise. The Corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the board of directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

ARTICLE VIII

No contract or other transaction between the Corporation and any other corporation and no other acts of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director or officer of the Corporation individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that such person individually or as a member of such firm or association is such a party or is so interested shall be disclosed or shall have been known to the board of directors or a majority of such members thereof as shall be present at any meeting of the board of directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the board of directors during which any such contract or transaction shall be authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not such a director or officer of such other corporation or not so interested. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors that shall be ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the corporation, or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act. Subject to any express agreement that may from time to time be in effect, any stockholder, director or officer of the Corporation may carry on and conduct in such person's own right and for such person's own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business that competes with the business of the Corporation and shall be free in all such capacities to make investments in any kind of property in which the Corporation may make investments.

ARTICLE IX

Election of directors need not be by written ballot. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided by law.

ARTICLE X

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution of or any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

The power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

ARTICLE XII

Any act or transaction by or involving the Corporation that requires for its adoption the approval of the stockholders of the Corporation under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation, other than the election or removal of directors, shall, pursuant to Section 251(g) of the General Corporation Law of the

State of Delaware, require, in addition, the approval of the stockholders of Corporate Resource Services, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation, as the case may be.